Exhibit 23.4

CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of the use of our name and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2010 and in the Letter re: Appraisal of Real Property dated March 29, 2011 prepared for Adecoagro S.A. wherever appearing in Adecoagro S.A.’s Form 20-F, including but not limited to our company under the heading “Information on the Company,” filed with the Securities and Exchange Commission on June 29, 2011.

Buenos Aires, Argentina

January 23, 2012

Cushman & Wakefield Argentina S.A.

By:	/s/ Julio C. Speroni
Name: Julio C. Speroni
Title: Valuation Manager